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                                                                    Exhibit 2.09

                         BROOKE FINANCIAL SERVICES, INC.

                                 SPECIAL MEETING
                                       OF
                                  STOCKHOLDERS

         A special meeting of the stockholders of Brooke Financial Services, Inc. was held on May 10, 1986, at 3:30 P.M. at The Holiday Inn in Hays, Kansas pursuant to proper and timely notice. All of the stockholders of the corporation were present.

         A quorum existing, the following business was transacted. Robert D. Orr was selected to act as chairman of the meeting and Leland G. Orr was selected to act as secretary thereof.

         The minutes of the initial stockholders meeting were read and approved.

         The chairman stated that the next order of business was the consideration of a proposed change to the corporation bylaws regarding the date of the stockholders annual meeting. Thereupon, after full discussion and upon motion duly made, seconded and unanimously carried, the following change to
Article II, Paragraph 1. of the corporation by-laws:

         The annual meeting of the stockholders shall be held on the last Saturday of January in each year, beginning with the year 1987 at the hour of 3:30 o'clock P.M., for the purpose of elected directors and for the transaction of such other business as may come before the meeting.

         The chairman stated that the next order of business was the discussion of officer compensation as set forth in the Board of Directors meeting minutes dated March 31, 1986. No objections were voiced to the officer stock compensation plan previously approved by the board.

         The chairman stated that the next order of business was the presentation of a treasurers report, whereupon the Treasurer responded with a review of the corporation's current financial condition.

         The chairman stated that the next order of business was a report by the Vice-president regarding an acquisition of a property and casualty insurance agency by the corporation. The Vice-president responded with an in-depth analysis of the Bays-Erickson-Swiercinsky, Inc. Insurance Agency of Concordia, Kansas.

         The chairman stated that the next order of business was a review of company objectives, whereupon an overview of the President's planning efforts was provided.

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         The stockholders were then asked by the chairman to present for discussion any old business that should be addressed. None was presented.

         The stockholders were then asked by the chairman to present for discussion any new business that should be addressed. None was presented.

         There being no further business to come before the meeting, it was duly adjourned upon motion duly made, seconded and unanimously carried.


                                        /s/ Leland G. Orr
                                        ---------------------------------
                                        Leland G. Orr, Secretary


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